PRESS RELEASE November/09/2010	For Immediate Release Contact: Tim Clayton Chief Financial Officer email: tclayton@sajan.com phone: 715-426-9505

Sajan, Inc. Announces Third Quarter 2010
Financial Results

Q3 Revenues grow 36%; Year to date revenues increase 31%

RIVER FALLS, WI- November 9, 2010 - Sajan, Inc., (SAJA.PK) a provider of global language services and cloud-based translation management software, today reported financial results for quarter ended September 30, 2010.

Revenues for the quarter ended September 30, 2010 were $4.2 million, which represented an increase of 36% over revenues for the quarter ended September 30, 2009 of $3.1 million.  The net loss attributable to Sajan for the third quarter of 2010 was approximately $568,000, or $0.04 per share, compared to net loss attributable to Sajan of approximately $300,000 or $0.05 per share for the same quarter last year. Financial results included non-cash expenses related to stock option expenses of approximately $60,000 or $0.00 per share in the three months ended September 30, 2010 compared to approximately $32,000 or $0.01 per share in the three month period ended September 30, 2009.

For the nine months ended September 30, 2010, revenues were $11.6 million which represented a 31% increase over revenues for the same period in 2009 of $8.8 million.  The net loss attributable to Sajan for the nine months ended September 30, 2010 was approximately $2.6 million or $0.18 per share, compared to a net loss attributable to Sajan of $865,000 or $0.15 per share for the nine month period ended September 30, 2009.

Financial results for the nine months ended September 30, 2010 included non-cash expenses related to stock option expenses of approximately $517,000, or $0.04 per share compared to approximately $112,000 or $0.02 per share, in the prior year period.  In addition, the results for the nine months ended September 30, 2010 included approximately $540,000, or $0.04 per share of legal, accounting and investment banking fees, associated with the February merger with MathStar, Inc.

“While I am pleased to report strong revenue growth for the third quarter and nine month periods, we did see a change in the mix of business between customers in the third quarter which adversely impacted our margins,” said Shannon Zimmerman, the Company’s Chief Executive Officer.  However this reduction in gross margin was offset by a reduction in operating expenses of over $260,000 compared to second quarter expenses.  As stated previously, we are aggressively pursuing new business opportunities and I am encouraged by the initial response from the marketplace.  We will continue to demonstrate the value of the Sajan solution to our customers; a solution which combines innovation, high quality language translation and industry leading technology,” concluded Zimmerman.

Conference Call Details
The Company's investors will have the opportunity to listen to management's discussion of its business operations, financial results and growth strategies on a conference call at 10:30 a.m. CT on November 9, 2010. The Company invites all those interested to join the call by dialing 800-369-2186 and entering access code 5020713.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call and until 5:00 p.m. CT on November 16, 2010 by dialing 888-445-8558.

About Sajan
Sajan® is the leading provider of global language services and cloud-based translation management software.  Through our two operating units, Sajan Global Language Services™ and Sajan Software™, we deliver people, process and technology to help enterprises mature their localization programs and global content lifecycle.  At the center of Sajan’s offerings is the industry’s foremost translation management system, GCMS™, used by over 650 clients.  Our spectrum of delivery models and nimble, entrepreneurial culture enable Sajan to be a partner for any size and shape of localization initiative, across any discipline and industry.  Our website is http://www.sajan.com.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company's Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission, the Company's press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "aim," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to those set forth in the Company's Current Report on Form 8-K and Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on February 24, 2010 and March 31, 2010, respectively, under the heading "Item 1A. Risk Factors".  The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Sajan, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$4,209,245	$3,103,482	$11,551,767	$8,830,453
Cost of revenues	2,563,706	1,613,422	6,614,335	4,799,579
Gross profit	1,645,539	1,490,060	4,937,432	4,030,874
Sales and marketing	838,906	748,835	2,571,394	2,449,906
Research and development	327,184	175,179	1,288,376	511,606
General and administrative	816,533	600,312	2,994,117	1,354,546
Depreciation and amortization	217,009	252,145	682,748	675,978
Operating Loss	(554,093)	(286,411)	(2,599,203)	(961,162)
Other expense, net	(13,860)	(75,695)	(72,099)	(168,648)
Loss before income taxes and non-controlling interests	(567,953)	(362,106)	(2,671,302)	(1,129,810)
Income tax benefit	-	(79,663)	(62,311)	(248,557)
Non-controlling interests	-	(16,591)	2,719	16,014
Net loss attributable to Sajan, Inc.	$(567,953)	$(299,034)	$(2,606,272)	$(865,239)
Loss per common share – Basic and diluted	$(0.04)	$(0.05)	$(0.18)	$(0.15)
Weighted average shares outstanding – Basic and diluted	16,009,331	5,686,250	14,658,770	5,686,250

Sajan, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2010
	(Unaudited)	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$2,170,171	$120,493
Restricted cash	1,000,000	-
Receivables, net	2,910,495	2,871,005
Other current assets	1,346,109	955,401
Total current assets	7,426,775	3,946,899
Property and equipment, net	750,534	3,349,556
Other assets, net	821,047	1,238,394
Total assets	$8,998,356	$8,534,849
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,459,276	$901,213
Notes payable	2,000,000	1,292,973
Other current liabilities	1,869,131	1,841,349
Total current liabilities	5,328,407	4,035,535
Long-term liabilities	583,532	3,037,378
Total liabilities	5,911,939	7,072,913
Stockholders' equity	3,086,417	1,243,735
Non-controlling interest in subsidiary and affiliate	-	218,201
Total equity	3,086,417	1,461,936
Total liabilities and stockholders' equity	$8,998,356	$8,534,849

(1) MathStar and Sajan consolidated as of February 24, 2010, River Valley Business Center, LLC deconsolidated as of February 23, 2010.

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